SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 24, 2005:

CRANE CO.

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

1-1657	13-1952290
(Commission File Number)	(IRS Employer Identification No.)

100 First Stamford Place, Stamford, CT	06902
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 363-7300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THIS REPORT

Section 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement

On January 21, 2005, Crane Co. (the “Company”) entered into a five-year, $450 million Credit Agreement (the “Credit Agreement”) by and among the Company; the Banks party thereto; JPMorgan Chase Bank, N.A. as administrative agent; Fleet National Bank, Keybank National Association and BNP Paribas as syndication agents; and The Bank of New York as documentation agent. This new credit facility, which replaces a $300 million credit agreement that was due to expire on July 22, 2007, has a $300 million five-year revolving credit line for general corporate purposes and an available $150 million term loan that can be drawn, under certain conditions, for the funding of a comprehensive asbestos settlement.

With respect to any Eurodollar Loan or Alternate Base Rate Loan under the revolving credit facility, the Company, at its option, may elect to borrow, repay, or to the extent permitted by the Credit Agreement, pre-pay and re-borrow at any time prior to the stated maturity, at the applicable rate per annum plus a credit spread based on the prevailing rating by Moody’s and Standard & Poor’s of the senior, unsecured, long-term indebtedness of the Company. A utilization fee will be added to the credit spread when the outstanding principal amount of the revolving loans exceeds 50% of the aggregate amount of the revolving facility. A nonrefundable facility fee is payable quarterly.

The Credit Agreement contains customary affirmative and negative covenants for credit facilities of this type, including limitations on the Company and its subsidiaries with respect to indebtedness, liens, mergers, consolidations, liquidations and dissolutions, sales of all or substantially all assets, transactions with affiliates and hedging arrangements.

The Credit Agreement provides for customary events of default, including failure to pay principal, interest or fees when due, failure to comply with covenants, the fact that any representation or warranty made by the Company is false in any material respect, default under certain other indebtedness, certain insolvency or receivership events affecting the Company and its subsidiaries, certain ERISA events, material judgments, a change in control of the Company, and, only if borrowings under the $150 million term loan facility remain outstanding or available, an increase in the Company’s gross asbestos-related reserve to more than $650 million.

The Credit Facility replaces the Company’s existing $300 million revolving credit facility entered into on July 22, 2003 and maturing in July 2007 (the “Old Credit Facility”), as discussed in Item 1.02 below. The Company was in compliance with all applicable financial covenants and other restrictions under the Old Credit Facility as of the effective date of its termination (January 21, 2005), except for certain covenants with respect to which a waiver had been granted on December 21, 2004.

The foregoing is a summary of the terms and conditions of the Credit Agreement only, and is qualified in its entirety by reference to the full text of the Credit Agreement attached to this Current Report as Exhibit 10.1, which is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

On January 21, 2005, the Company terminated the Credit Agreement, dated July 22, 2003, providing for a $300 million revolving credit facility, by and among the Company; the Banks party thereto; JPMorgan

Chase Bank, N.A. as administrative agent; Fleet National Bank and Keybank National Association as syndication agents; and The Bank of New York as documentation agent. The termination was in connection with the execution by the Company of a new $450 million credit agreement which includes a $300 million revolving credit line having substantially similar terms, as described in Item 1.01 above. The termination did not result in any early termination penalties being incurred by the Company.

Section 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

On January 24, 2005, Crane Co. announced its results of operations for the quarter and year ended December 31, 2004. A copy of the related press release is being furnished as Exhibit 99.1 to this Form 8-K.

The information furnished under Item 2.02 of this Current Report on Form 8-K, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

SECTION 8 – OTHER EVENTS

ITEM 8.01	Other Events

The following information is provided in order to update the discussion in the Company’s previously filed reports with respect to its asbestos liability.

Asbestos Liability

Status of Comprehensive Asbestos Settlement

On October 21, 2004 the Company reached an agreement in principle with attorneys representing a majority of persons with current asbestos-related personal injury claims against the Company (the “Current Claimants”) and an independent representative (the “FCR”) of potential future claimants with potential asbestos-related personal injury claims against the Company (the “Future Claimants”) to resolve all current and future asbestos-related personal injury claims against the Company. The comprehensive asbestos settlement had two components: first, a $280 million trust to pay settlements of asbestos claims by Current Claimants; and second, a $230 million trust to pay settlements of claims by Future Claimants, to be structured and implemented pursuant to Section 524(g) of the U.S. Bankruptcy Code. On that date, MCC Holdings, Inc., an indirect wholly-owned subsidiary of the Company formerly known as Mark Controls Corporation (“MCC”), entered into a Master Settlement Agreement (the “MSA”) with representatives of a majority of Current Claimants who were diagnosed with asbestos-related personal injuries prior to June 9, 2004. At the same time, MCC and the representatives of Current Claimants entered into an MCC Settlement Trust Agreement, which provides for a $280 million trust (the “MCC Settlement Trust”) to be funded and administered to pay asbestos-related personal injury claims settled under the MSA. Through November 20, 2004 (the deadline for Current Claimants to indicate their desire to participate in the MCC Settlement Trust), a total of 109 law firms executed MSAs, directly or through Adoption Agreements, together with lists naming a total of approximately 196,000 participating claimants. Through December 20, 2004 (the deadline for Current Claimants to submit the required claim documentation to the independent claims reviewer), a total of approximately 171,000 claim packages were received subject to review for compliance with the terms of the MSA. While the number of claimants submitting claims under the MSA exceeds the number of filed claims against the Company in the tort system (approximately 85,000 at December 31, 2004), the Company cannot predict whether, or when, any of such additional claims will be filed against the Company in the tort system.

On December 2, 2004, the United States Court of Appeals for the Third Circuit issued its opinion and ruling in the Combustion Engineering case in which the Court reversed the District Court’s order approving Combustion Engineering’s bankruptcy Plan of Reorganization and made a number of holdings regarding the scope of Section 524(g) and the appropriate structure of transactions to confer relief for asbestos defendant companies under Section 524(g). The Court’s opinion, in the Company’s view, constituted a material change in the case law regarding Section 524(g) transactions, and accordingly, on January 24, 2005, the Company exercised its right to terminate the MSA. As a consequence of the Company’s notice of termination, the trustee of the MCC Settlement Trust is required to return to the Company (i) the Company’s demand note in the principal amount of $270 million and (ii) the $10 million in cash that was paid on October 21, 2004 less certain fees and expenses of the trustee.

The termination of the MSA places the Company and asbestos claimants back into the tort system for resolution of claims, in the absence of a modified comprehensive settlement transaction agreed to by the parties or a federal legislative solution. Although the Company may continue its discussions with representatives of the asbestos claimants, there can be no assurance that the issues presented by the Combustion Engineering opinion can be resolved such that agreement on a modified 524(g) transaction for the Company will be feasible. It is expected that a new bill will be introduced in the United States Senate early in 2005 that would, if enacted into law, establish a trust fund to compensate asbestos claimants. While the Company believes that such federal legislation is the most appropriate solution to the asbestos litigation problem, there is substantial uncertainty regarding whether this will occur and, if so, when and on what terms. The Company remains committed to exploring all feasible alternatives available to resolve its asbestos liability in a manner consistent with the best interests of the Company’s shareholders.

Information Regarding Claims and Costs in the Tort System

As of December 31, 2004, the Company was a defendant in cases filed in various state and federal courts alleging injury or death as a result of exposure to asbestos. Activity related to asbestos claims during the periods indicated was as follows:

	Year Ended December 31,
	2004	2003	2002
Beginning claims	68,606	54,038	16,180
New claims	18,932	19,115	49,429
Settlements	(1,038)	(3,883)	(11,299)
Dismissals	(1,523)	(664)	(272)

Ending claims *	84,977	68,606	54,038

*	Does not include 35,350 maritime actions that were filed in the United States District Court for the Northern District of Ohio and transferred to the Eastern District of Pennsylvania pursuant to an order by the Federal Judicial Panel on Multi-District Litigation (“MDL”). These claims have been placed on the inactive docket of cases that are administratively dismissed without prejudice in the MDL.

Of the 84,977 pending claims as of December 31, 2004, approximately 25,000 claims were pending in New York, approximately 33,000 claims were pending in Mississippi and approximately 3,000 claims were pending in Ohio, jurisdictions in which recent legislation or judicial orders restrict the types of claims that can proceed to trial on the merits.

The gross settlement and defense costs in the tort system (before insurance recoveries and tax effects) for the Company in the years ended December 31, 2004 and 2003 totaled $40.9 million and $21.1 million, respectively. The Company’s total pre-tax cash payments for such settlement and defense costs net of the Company’s cost sharing arrangement with insurers in the years ended December 31, 2004 and 2003 amounted to $20.2 million and $7.9 million, respectively. Detailed below are the comparable amounts for the periods indicated.

	Year Ended December 31,			Cumulative to date through December 31, 2004
(In millions)	2004	2003	2002
Settlement costs (1)	$17.2	$11.9	$7.3	$38.8
Defense costs (1)	23.7	9.2	4.8	46.0

Total costs	40.9	21.1	12.1	84.8
Pre-tax cash payments(2)	20.2	7.9	2.4	31.8

(1)	Before insurance recoveries and tax effects.

(2)	Net of cost sharing arrangements with insurers. Amounts include advance payments to third parties that are reimbursable by insurers.

The foregoing amounts do not include costs incurred by the Company relating to the comprehensive asbestos settlement announced on October 21, 2004. During the year ended December 31, 2004, the Company incurred costs of $11.5 million (before tax effects) for fees and expenses of attorneys, financial advisors and other special advisors for services relating to the comprehensive asbestos settlement. Total pre-tax cash payments for such fees and expenses through December 31, 2004 amounted to $7.9 million. In addition, the Company paid $10 million into the settlement trust for current asbestos claimants, which is to be returned to the Company as described above, net of certain expenses of the trustee. Cash payments related to asbestos settlement and defense costs, and certain related fees and expenses, are estimated to be in the range of $50 million to $70 million during 2005, which will be offset to some degree by reimbursements from insurers and tax benefits.

The amounts shown for settlement and defense costs are not necessarily indicative of future period amounts, which may be higher or lower than those reported. It is not possible to forecast when cash payments related to the asbestos liability will be fully expended; however, it is expected such cash payments will continue for many years. Payment uncertainty results from the significant proportion of future claims included in the estimated asbestos liability discussed below as well as variability of timing and terms of settlements and insurance reimbursement. In addition, there will be periods during which net cash flows increase because the Company’s insurance coverage for asbestos claims involves multiple insurers, with different policy terms and certain gaps in coverage, and, consequently, the timing and amount of insurance reimbursement will vary.

Effects on the Consolidated Financial Statements

The Company has retained the firm of Hamilton, Rabinovitz & Alschuler, Inc. (“HR&A”), a nationally recognized expert in the field, to assist management in estimating the Company’s asbestos liability in the tort system and in view of the termination of the Master Settlement Agreement. HR&A reviewed information provided by the Company concerning claims filed, settled and dismissed, amounts paid in settlements and relevant claim information such as the nature of the asbestos-related disease asserted by the claimant, the jurisdiction where filed and the time lag from filing to disposition of the claim. The methodology used by HR&A to project future asbestos costs was based largely on the Company’s experience during the past two years for claims filed, settled and dismissed. The Company’s experience was compared to the results of previously conducted epidemiological studies estimating the number of people likely to develop asbestos related diseases. Those studies were undertaken in connection with national analyses of the population of workers believed to have been exposed to asbestos. Using that information, HR&A estimated the number of future claims that would be filed, as well as the related settlement or indemnity costs that would be incurred to resolve those claims. This methodology has been accepted by numerous courts and is the same methodology that is utilized by the expert who is routinely retained by the asbestos claimants committee in asbestos-related bankruptcies. After discussions with the Company, HR&A assumed that costs of defending asbestos claims in the tort system would increase to $35 million in 2005 and remain at that level (with increases of 4% per year for inflation) indexed to the number of estimated pending claims in future years. Based on this information, HR&A compiled an estimate of the Company’s asbestos liability for pending and future claims, based on claim experience over the past two years and covering claims expected to be filed through the year 2011. Although the methodology used by HR&A will also show claims and costs for periods subsequent to 2011 (up to and including the endpoint of the asbestos studies referred to above), management believes that the level of uncertainty is too great to provide for reasonable estimation of the number of future claims, the nature of such claims or the cost to resolve them for years beyond 2011, particularly given the possibility of federal legislation within that time frame. While it is reasonably possible that the Company will incur additional charges for asbestos liabilities and defense costs in excess of the amounts currently provided, the Company does not believe that any such amount can be reasonably estimated beyond 2011. Accordingly, no accrual has been recorded for any costs which may be incurred beyond 2011.

With the termination of the MSA and the return to the tort system for resolution of asbestos claims, management has made its best estimate of the costs through 2011 based on the analysis by HR&A. In making this estimate, the Company has adjusted the assumed rate of insurance recoveries from 30% in the context of the proposed comprehensive asbestos settlement back to 40% of the estimated liability payable over time in the tort system. A liability of $649.7 million has been recorded to cover the estimated cost of asbestos claims now pending or subsequently asserted through 2011, of which approximately 60% is attributable to settlement and defense costs for future claims projected to be filed through 2011. An asset of $257.2 million has been recorded representing the probable insurance reimbursement for such claims. Under the tort system, the Company incurs not only settlement costs but substantial legal defense costs, and the Company’s best estimate of settlement and defense costs for both pending and future claims through 2011 (including certain related fees and expenses) amounted to $649.7 million at December 31, 2004. This compares to the MSA-based liability estimate of $565.9 million ($578 million at September 30, 2004) which represents the cost of the one-time settlement of all asbestos claims against the Company. The $83.8 million higher liability estimate under the tort system includes the added cost to defend claims against the Company. However, the higher insurance recovery rate in the tort system (40%), as compared with the MSA (30%), is expected to provide the Company with greater insurance recoveries of approximately $97.8 million. Thus, the net estimated cost after anticipated insurance recoveries was reduced by $14 million, which increased net income by $9.1 million, or $0.15 per share, in the fourth quarter of 2004. The principal factors affecting the liability estimates under the tort system versus the MSA are (i) the tort system estimate includes defense costs while the MSA estimate did not, (ii) under generally accepted accounting principles, the tort system estimate is presented in nominal dollars while the MSA estimate is discounted to present value, (iii) insurance recoveries under the tort system are estimated at 40% of settlement and defense costs, while the MSA estimate reduced anticipated insurance recoveries to 30% in the context of the proposed comprehensive asbestos settlement, and (iv) the tort system estimate covers the period through 2011, while the MSA estimate was a full and final settlement of the liability.

A significant portion of the Company’s settlement and defense costs have been paid by its primary insurers and one umbrella insurer up to the agreed available limits of the applicable policies. The Company has substantial excess coverage policies that are also expected to respond to asbestos claims as settlements and other payments exhaust the underlying policies, but there is no cost sharing or allocation agreement yet in place with the excess insurers. The same factors that affect developing estimates of probable settlement and defense costs for asbestos-related liabilities also affect estimates of the probable insurance payment, as do a number of additional factors. These additional factors include the financial viability of the insurance companies, the method in which losses will be allocated to the various insurance policies and the years covered by those policies, how settlement and defense costs will be covered by the insurance policies and interpretation of the effect on coverage of various policy terms and limits and their interrelationships. In addition to consulting with legal counsel on these insurance matters, the Company retained insurance consultants to assist management in the estimation of probable insurance recoveries based upon the aggregate liability estimate described above and assuming the continued viability of all solvent insurance carriers. After considering the foregoing factors and consulting with legal counsel and such insurance consultants, the Company determined its probable insurance reimbursement rate to be 40% under the tort system, as contrasted with 30% under the MSA. This insurance receivable is included in other assets.

Estimation of the Company’s ultimate exposure for asbestos-related claims is subject to significant uncertainties, as there are multiple variables that can affect the timing, severity and quantity of claims. The Company cautions that its estimated liability is based on assumptions with respect to future claims, settlement and defense costs based on recent experience during the last few years that may not prove reliable as predictors. A significant upward or downward trend in the number of claims filed, depending on the nature of the alleged injury, the jurisdiction where filed and the quality of the product identification, or a significant upward or downward trend in the costs of defending claims, could change the estimated liability, as would any substantial adverse verdict at trial. A legislative solution or a revised structured settlement transaction could also change the estimated liability.

Since many uncertainties exist surrounding asbestos litigation, the Company will continue to evaluate its estimated asbestos-related liability and corresponding estimated insurance reimbursement as well as the underlying assumptions and process used to derive these amounts. These uncertainties may result in the Company incurring future charges or increases to income to adjust the carrying value of recorded liabilities and assets, particularly if escalation in the number of claims and settlement and defense costs continues or if legislation or another alternative solution is implemented; however, the Company is currently unable to estimate such future changes. Although the resolution of these claims may take many years, the effect on results of operations, cash flow and financial position in any given period from a revision to these estimates could be material.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01.	Financial Statements and Exhibits.

(a)	None

(b)	None

(c)	Exhibits

10.1	Credit Agreement dated January 21, 2005

99.1	Press Release dated January 24, 2005, issued by Crane Co.

99.2	Crane Co. Quarterly Financial Data Supplement for the quarter and year ended December 31, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRANE CO.

Dated: January 24, 2005	By:	/s/ Eric C. Fast
Eric C. Fast President, Chief Executive Officer and Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Credit Agreement dated January 21, 2005

99.1	Press Release dated January 24, 2005, issued by Crane Co.

99.2	Crane Co. Quarterly Financial Data Supplement for the quarter and year ended December 31, 2004